Exhibit 99.1

StockerYale Announces Second Quarter 2007 Financial Results

Quarterly Revenues Increase 53% Year-Over-Year

SALEM, N.H, July 25, 2007 — StockerYale, Inc. (NASDAQ: STKR), a leading independent provider of photonics-based products, today announced its financial results for the second quarter ended June 30, 2007. The results include Photonic Products Ltd from the Company’s acquisition date of October 31, 2006.

Second Quarter 2007 Financial and Business Highlights

•	Revenues increased 53% over the second quarter of 2006 to $7.0 million.

•	Specialty optical fiber and LED sales increased 20% and 43% over second quarter 2006, respectively.

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Medical equipment applications represented the top revenue generator for specialty optical fiber (SOF) in the first half of 2007. Medical represented 30% and telecom 21% of SOF revenues in the first half of 2007.

•	Multiple significant SOF OEM contracts were established with leading medical equipment and defense manufacturers during the second quarter of 2007.

•	Favorable market acceptance of the Lasiris™ PowerLine and PureBeam lasers and the patent pending FlatTop2, is expected to drive revenue in the second half of 2007.

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Three new products were launched by the Company’s U.K.-based laser diode manufacturing business Photonic Products Ltd. at the LASER 2007, World of Photonics exhibition in Munich, Germany held June 18 - 21.

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A new Director of Research & Development joined StockerYale’s laser business unit with more than 15 years in R&D leadership and product engineering experience, including a strong background in photonics.

•	Actions underway to strengthen management, design engineering and sales efforts at Photonic Products to improve operational performance.

“We continued to experience significant new product acceptance during the second quarter, particularly for our newly introduced Lasiris laser and specialty optical fiber products,” said Mark W. Blodgett, Chairman and Chief Executive Officer. “Customer response has been excellent and we have recently received a number of orders from well-known medical and biomedical equipment manufacturers and defense OEMs. Bookings and backlog as of June 30th show strong overall momentum going into the second half of the year.”

“Despite continued investments in product development and IT and expenditures related to Sarbanes-Oxley compliance, we have been able to hold the line on operating expenses. Moving forward, we are taking steps to increase sales efforts and improve operational efficiencies at our Photonic Products division, which underperformed and significantly detracted from the overall Company performance during the quarter,” said Blodgett. “In conclusion, I am particularly pleased with progress at our LED and SOF business units, as well as the initial sales of our new Lasiris laser products.”

Second Quarter 2007 Financial Results

Net sales totaled $7.0 million for the second quarter of 2007, a 53% increase over $4.6 million for the second quarter of 2006, and a 7% decline compared with $7.5 million for the first quarter of 2007 Photonic Products revenue was 31% of total revenue for the second quarter of 2007 LED revenues increased 43% year-over-year and 14% quarter-over-quarter, laser and associated diode revenue increased 80% year-over-year and but declined 10% quarter-over-quarter due to lower Photonic Product sales. Specialty optical fiber revenues increased 20% year-over-year but declined 10% quarter-over-quarter.

Bookings for the second quarter of 2007 were $6.9 million and backlog was $9.9 million at June 30, 2007.

Gross profit was $2.3 million for the second quarter of 2007, an increase of 33% from $1.7 million for the second quarter of 2006, and a decrease of 11% from $2.6 million in the first quarter of 2007. Gross margin declined to 33% for the second quarter of 2007 compared with 38% for the second quarter of 2006 and 34% for the first quarter of 2007. The gross margin decline from the year-ago period reflects the addition of Photonic Products’ mix of distributed and manufactured products and associated overhead expense. The quarter-over-quarter decline in gross margin reflects lower revenue from Photonic Products and a lower margin mix of distributed versus manufactured products.

Operating expenses increased 41% year-over-year to $3.6 million for the second quarter of 2007, approximately flat compared to the first quarter of 2007. The year-over-year increase was primarily due to additional operating expenses and non-cash amortization of intangible assets related to Photonic Products. Research and development expenses were $0.8 million for the second quarter of 2007 or 12% of revenues. R&D spending increased $110,000 year over year and $44,000 quarter over quarter. Selling, general and administrative expense totaled $2.8 million or 40% of revenues for the second quarter of 2007.

Operating loss was $1.3 million for the second quarter of 2007 compared with operating losses of $0.8 million for the second quarter of 2006 and $1.0 million for the first quarter of 2007, of which $0.2 million was due to non-cash amortization of intangible assets.

EBITDA loss increased to $0.4 million for the second quarter of 2007 compared to EBITDA losses of $0.2 million for the second quarter of 2006 and $0.1 million for the first quarter of 2007.

Other expenses, which include primarily non-cash debt expense and interest expense, increased by $0.7 million, or 260%, for the second quarter of 2007. Net loss including discontinued operations was $2.1 million or $(0.06) per share for the second quarter of 2007 compared with $1.1 million or ($0.04) per share for the second quarter of 2006 and $1.6 million or ($0.05) per share for the first quarter of 2007.

StockerYale reiterates full year 2007 outlook for annual revenue in the range of $30 to $34 million, gross margin in the range of 37% to 42% and positive EBITDA for the year ending December 31, 2007.

Conference Call and Webcast

Management will conduct a conference call with simultaneous webcast today at 5:00 p.m. Eastern Time to discuss second quarter 2007 financial results and comment on business trends.

Interested parties may participate in the live conference call by dialing 866-250-3615 (international dial-in 303-262-2004). No passcode is required for the call. A live webcast of the conference call may be accessed by visiting the StockerYale website at www.stockeryale.com under Investor Relations: Earnings Conference Call.

A telephonic replay of the conference call will be available through August 1, 2007 by dialing 800-405-2236 (international dial-in 303-590-3000) and entering passcode 11093741#. The webcast will be archived on the Company’s web site for one year.

Use of Non-GAAP Financial Measures

The Company provides non-GAAP financial measures, such as EBITDA, to complement its consolidated financial statements presented in accordance with GAAP. Non-GAAP financial measures do not have any standardized definition and, therefore, are unlikely to be comparable to similar measures presented by other reporting companies. These non-GAAP financial measures are intended to supplement the user’s overall understanding of the Company’s current financial and operating performance and its prospects for the future. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by identifying certain expenses, gains and losses that, when excluded from the GAAP results, may provide additional understanding of the Company’s core operating results or business performance, which management uses to evaluate financial performance for purposes of planning for future periods. However, these non-GAAP financial measures are not intended to supersede or replace the Company’s GAAP results.

The company uses EBITDA (earnings before interest, taxes, depreciation and amortization) as a non-GAAP financial measure in this press release. A reconciliation of EBITDA to the operating loss before discontinued operations for the second quarter of 2007 is as follows:

	Three Months Ended June 30,
	2007	2006
Net Loss	$(2,149)	$(1,054)
Income from discontinued operations	(43)	(24)
Plus
Interest expense (net)	393	114
Depreciation	481	465
Intangible asset amortization	310	80
Stock based compensation	104	75
Taxes	(53)	—
Warrant and debt amortization	555	145

EBITDA Loss	$(402)	$(199)

Consolidated Statements of Operations

($ In thousands except share and per share data)

	Three Months Ended June 30,
	2007	2006
Net Sales	$6,950	$4,553
Cost of Sales	4,658	2,826

Gross Profit	2,292	1,727

Research & Development Expenses	814	704
Selling, General & Administrative Expenses	2,465	1,762
Amortization of Intangible Assets	310	80

Operating Loss	(1,297)	(819)

Interest & Other (Income)/Expense	105	(45)
Amortization of Debt Discount & Financing Costs	555	145
Interest Expense	288	159

Loss before taxes from Continuing Operations	(2,245)	(1,078)
Tax benefit	(53)	—

Net Loss from Continuing Operations	(2,192)	(1,078)
Income from Discontinued Operations	43	24

Net Loss	$(2,149)	$(1,054)

Loss Per Share from Continuing Operations	($0.06)	($0.04)
Loss Per Share from Discontinued Operations	($0.00)	($0.00)

Net Loss Per Share	($0.06)	($0.04)

Weighted Average Shares Outstanding	34,265,521	28,734,065

Consolidated Condensed Balance Sheets

	June 30, 2007	December 31, 2006
ASSETS
Current Assets	$11,031	$9,832
Property, Plant & Equipment, Net	10,785	11,255
Other Assets	13,320	13,892

Total Assets	$35,136	$34,979

LIABILITIES AND STOCKHOLDERS EQUITY
Current Liabilities	$10,282	$8,541
Long Term Debt	8,508	9,512
Long Term Lease and Other Liabilities	4,322	4,736
Stockholders Equity	12,024	12,190

Total Liabilities & Stockholders Equity	$35,136	$34,979

ABOUT STOCKERYALE

StockerYale, Inc., headquartered in Salem, New Hampshire, is an independent designer and manufacturer of structured light lasers, LED modules, and specialty optical fibers for industry leading OEMs. In addition, the company manufactures fluorescent lighting products and phase masks. The Company serves a wide range of markets including the machine vision, industrial inspection, defense, telecommunication, sensors, and medical markets. StockerYale has offices and subsidiaries in the U.S., Canada, and Europe. For more information about StockerYale and their innovative products, visit the Company's web site at www.stockeryale.com

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including without limitation, those with respect to StockerYale’s goals, plans and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: uncertainty that cash balances may not be sufficient to allow StockerYale to meet all of its business goals; uncertainty that StockerYale’s new products will gain market acceptance; the risk that delays and unanticipated expenses in developing new products could delay the commercial release of those products and affect revenue estimates; the risk that one of our competitors could develop and bring to market a technology that is superior to those products that we are currently developing; and StockerYale’s ability to capitalize on its significant research and development efforts by successfully marketing those products that the Company develops. Forward-looking statements represent management’s current expectations and are inherently uncertain. You should also refer to the discussion under “Factors Affecting Operating Results” in StockerYale’s annual report on Form 10-KSB and the Company’s quarterly reports on Form 10-QSB for additional matters to be considered in this regard. Thus, actual results may differ materially. All Company, brand, and product names are trademarks or registered trademarks of their respective holders. StockerYale undertakes no duty to update any of these forward-looking statements.

Contact:

The Piacente Group

Brandi Piacente, 212-481-2050

brandi@thepiacentegroup.com

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